Exhibit 10.53

APACHE CORPORATION
Amendment of Restricted Stock Unit Award Agreement

Apache Corporation (“Apache”) sponsors the Apache Corporation 2011 Omnibus Equity Compensation Plan and the Apache Corporation 2016 Omnibus Compensation Plan (collectively, the “Plans”). Pursuant to the Plans, “Restricted Stock Units” (as defined in the Plans) have been granted to various “Eligible Persons” (as defined in the Plan), and Apache, pursuant to the terms of the Apache Corporation Restricted Stock Unit Award Agreement (“RSU Agreement”) and the Plans, reserved the right to amend the RSU Agreement from time to time. Apache, effective July 29, 2019, exercised that right with respect to only those RSU Agreements which are valid and outstanding prior to July 29, 2019, as follows:

1.    The paragraph discussing vesting upon a Change of Control in the “Vesting Period” portion of the Grant Notice of such RSU Agreement is replaced with the provision set forth below, provided that all provisions related to deferrals into the Apache Corporation Deferred Delivery Plan shall remain in effect:
Vesting is accelerated to 100% upon the Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control that occurs during the Vesting Period. With respect to a Recipient who continues to vest following his or her termination due to Retirement, vesting is accelerated to 100% upon a Change of Control that occurs during the Vesting Period and on or after such termination by reason of Retirement. With respect to a Recipient who terminates employment by reason of Retirement after a Change of Control, vesting is accelerated to 100% upon the Recipient’s termination of employment by reason of Retirement. Unless expressly otherwise provided in the Agreement with respect to Retirement and Change of Control, the applicable amount of cash/shares of Stock, subject to required tax withholding, shall be paid/transferred by the Company to the Recipient within thirty (30) days of the vesting date.
2.    The definition of “409A Change of Control” is added as follows:
“409A Change of Control” means a Change of Control that constitutes, with respect to Apache Corporation, a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-3(i)(5).

3.    The definitions of “Involuntary Termination” and “Voluntary Termination with Cause” are replaced in their entirety to read as follows:

“Involuntary Termination” means the termination of employment of the Recipient by the Company or its successor for any reason on or after a Change of Control; provided, that the termination does not result from an act of the Recipient that (i) constitutes common-law fraud, a felony, or a gross malfeasance of duty and (ii) is materially detrimental to the best interests of the Company or its successor; provided that clause (ii) shall not apply to any RSU Award that was awarded on or before November 2, 2017, to any “covered employee” (as determined under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017) if this amended definition constitutes a material modification of the agreement providing such RSU Award as determined under Section 162(m) of the Code, IRS Notice 2018-68 and other applicable guidance, that would otherwise result in some or all of such RSU Award not being deductible by the Company for federal tax purposes.

“Voluntary Termination with Cause” occurs upon a Recipient’s separation from service of his or her own volition and one or more of the following conditions occurs without the Recipient’s consent on or after a Change of Control:

(a)	There is a material diminution in the Recipient’s base compensation, compared to his or her rate of base compensation on the date of the Change of Control.

(b)	There is a material diminution in the Recipient’s authority, duties or responsibilities.

(c)
There is a material diminution in the authority, duties or responsibilities of the Recipient’s supervisor, such as a requirement that the Recipient (or his or her supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(d)	There is a material diminution in the budget over which the Recipient retains authority.

(e)
There is a material change in the geographic location at which the Recipient must perform his or her service, including, for example the assignment of the Recipient to a regular workplace that is more than 50 miles from his or her regular workplace on the date of the Change of Control.

The Recipient must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to the Company or its successor, attention: Vice President, Human Resources. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. The Company’s Vice President, Human Resources, or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Recipient by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur. This amended definition of Voluntary Termination with Cause shall not apply (and the previous definition shall apply) to any RSU Award that was awarded on or before November 2, 2017, to any “covered employee” (as determined under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017) if this amended definition constitutes a material modification of the agreement providing such RSU Award as determined under Section 162(m) of the Code, IRS Notice 2018-68 and other applicable guidance, that would otherwise result in some or all of such RSU Award not being deductible by the Company for federal tax purposes.
4.    Section 4 is replaced in its entirety to read as follows:
4.    Change of Control. Pursuant to Section 13.1(c)(iii) and (d) of the Plan, the following provisions of this section 4 of the Agreement shall supersede Sections 13.1(a), (b) and (c) of the Plan. Without any further action by the Committee or the Board, in the event of a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control during the Vesting Period, the Recipient shall become 100% fully vested in the unvested RSUs granted to the Recipient pursuant to the Grant Notice as of the date of his or her Involuntary Termination or Voluntary Termination with Cause. Subject to section 12(d) of this Agreement, payment shall occur within thirty (30) days following the date of such Involuntary Termination or Voluntary Termination with Cause, subject to required tax withholding. Further, in the event of a Change of Control following the Recipient’s termination of employment by reason of Retirement while the Recipient is continuing to vest in the RSUs pursuant to section 3(b) of this Agreement, the Recipient shall become 100% fully vested in the unvested RSUs granted to the Recipient pursuant to the Grant Notice as of the date of the Change of Control (including those excluded by the specified percentage set forth in Exhibit “A”). Subject to section 12(d) of this Agreement, the Recipient, if the Recipient terminates employment on account of Retirement prior to the occurrence of a Change of Control, shall receive payment with respect to 100% of the fully vested RSUs within thirty (30) days of the date of a 409A Change of Control, or if the Change of Control is not a 409A Change of Control, on the remaining vesting dates during the Vesting Period in the amount of 1/3 (on each of the remaining vesting dates) of the RSUs awarded as of the Grant Date, subject to required tax withholding. Further still, in the event of a Change of Control prior to the Recipient’s termination of employment by reason of Retirement during the Vesting Period, the Recipient shall become 100% fully vested in the unvested RSUs granted to the Recipient pursuant to the Grant Notice as of the date the Recipient terminates employment by reason of Retirement (including those excluded by the specified percentage set forth in Exhibit “A”). For the purpose of vesting as set forth in the prior sentence, a Recipient’s Involuntary Termination or Voluntary Termination with Cause after a Change of Control shall be deemed a termination by reason of Retirement. Subject to section 12(d) of this Agreement, the Recipient, who terminates employment by reason of Retirement after a Change of Control, shall receive payment with respect to 100% of the fully vested RSUs on the remaining vesting dates during the Vesting Period in the amount of 1/3 (on each of the remaining vesting dates) of the RSUs awarded as of the Grant Date, subject to required tax withholding.
5.    The previous stated revisions shall apply to any RSU Agreement whether the payment is to be in the corporation’s common stock or in cash, and the provisions in the RSU Agreement related to such payments shall be maintained as provided in an RSU Agreement.
6.    The previous stated revisions shall not apply or be made to any RSU Agreement that was awarded on or before November 2, 2017, to any “covered employee” (as determined under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017).
7.    If an RSU Agreement contains different Section cites, headings, etc., but contains similar provisions to those being replaced by the replacement provisions set forth in the foregoing, then the replacement provisions shall apply to such RSU Agreements and such RSU Agreements are amended in accordance with the foregoing revisions subject to adjustment, as appropriate, for the different Section cites, headings, etc., and if any Section or paragraph containing a provision to be replaced as set forth in this amendment has an introductory sentence or clause or ending sentence or clause, the replacement provision shall include any such introductory and/or ending sentence or clause.
EXECUTED this 29th day of July, 2019.

APACHE CORPORATION

By: /s/ Dominic J. Ricotta
Dominic J. Ricotta
Senior Vice President,
Human Resources